EXHIBIT 99.1

C&F Financial Corporation

Wednesday, May 14, 2014

Contact:	Tom Cherry, Executive Vice President & CFO
(804) 843-2360

C&F Financial Corporation Exits TARP

with Repurchase of Warrant from U.S. Treasury

WEST POINT, Va., May 14, 2014 -- C&F Financial Corporation ("C&F") (NASDAQ: CFFI), the holding company for Citizens and Farmers Bank ("C&F Bank"), today announced that it has repurchased from the United States Department of the Treasury ("Treasury") a warrant to purchase 167,504 shares of C&F's common stock at an exercise price of $17.91 per share (the "Warrant"). The Warrant was issued to Treasury in January 2009 in connection with C&F's participation in the TARP Capital Purchase Program. C&F paid an aggregate purchase price of $2,303,180 for the repurchase of the Warrant, which has been cancelled. The repurchase price was based on the fair market value of the Warrant as agreed upon by C&F and Treasury.

President and Chief Executive Officer Larry Dillon commented, "With the redemption of the Warrant, we have now completely exited the TARP Capital Purchase Program, having completed the repurchase of the TARP Preferred Stock in 2012. We are especially pleased that we were able to redeem both the TARP Preferred Stock and the Warrant without having to raise additional capital, which would have been dilutive to our shareholders. All of the funds used to complete both of these repurchases were derived from internal sources."

About C&F

C&F Financial Corporation is the parent of C&F Bank, which was founded in 1927 in West Point, Virginia, and is one of the oldest independent community banking organizations headquartered in Virginia. C&F Bank provides full-service banking to the eastern region of Virginia with 25 branch locations including the counties of Powhatan, Chesterfield, Cumberland, Middlesex, James City, New Kent, Hanover and Henrico, as well as the town of West Point and the cities of Williamsburg, Newport News, Hampton and Richmond.

C&F Bank offers full investment services through its subsidiary C&F Investment Services, Inc. C&F Mortgage Corporation provides mortgage, title and appraisal services through 16 offices located in Virginia, Maryland and North Carolina. C&F Finance Company provides automobile loans through indirect lending programs in Virginia, Tennessee, Maryland, Alabama, Florida, Georgia, Illinois, Indiana, Kentucky, Missouri, New Hampshire, New Jersey, North Carolina, Ohio, Pennsylvania, Texas and West Virginia through its offices in Virginia, Tennessee and Maryland.

Additional information is available on C&F's website at www.cffc.com.